EXHIBIT 99.1

NEWS RELEASE — For Immediate Release

Visteon Agrees to Sell its Automotive Lighting Business to Varroc Group

Transaction allows Visteon to focus on core businesses

VAN BUREN TOWNSHIP, Mich., March 12, 2012 — Visteon Corporation (NYSE: VC) today announced that it has agreed to sell its automotive lighting business to Varroc Group, a global provider of automotive parts, for $92 million in cash. The transaction, which is subject to regulatory reviews and other conditions, is expected to be completed in the third quarter of 2012.

The business to be sold encompasses a wide range of exterior lighting products supplied to global vehicle manufacturers, including front and rear lighting systems, auxiliary lamps and key subcomponents such as projectors and electronic modules. With 2011 revenue of $531 million, the business to be sold has operations in Europe, North America and Asia.

“This transaction allows Visteon to focus on our core climate and electronics businesses and our joint venture relationships, which are positioned for profitable growth and market leadership,” said Donald J. Stebbins, Visteon chairman, chief executive officer and president. “We are pleased to be selling our lighting business, with its many competitive strengths, to a successful and growing company with 26 manufacturing plants and three engineering centers, where we think it will be an excellent strategic fit.

“Both Visteon and Varroc are committed to completing the transaction as quickly and efficiently as possible, and ensuring a smooth transition for our customers, our suppliers and the employees involved,” Stebbins added.

Visteon operations that would transfer to Varroc include manufacturing and engineering facilities in Nový Jičín and Rychvald, Czech Republic; Monterrey, Mexico; and Pune, India. The companies intend for the sale to include Visteon’s equity interest in a China-based lighting joint venture, Visteon TYC Corporation. Certain other lighting employees and assets would transfer as well. In total, about 4,200 manufacturing, engineering and administrative employees are part of the lighting business that is involved in the transaction.

Tarang Jain, managing director, Varroc Group, said, “Visteon’s lighting business is a successful operation with strong products, technology and customer relationships. Upon completing this transaction, we look forward to working with the customers and talented associates of this business to focus on growing what will be a very important part of our global business in the future.”

Visteon Corporation

One Village Center Drive

Van Buren Twp., Mich., 48111

About Visteon

Visteon is a leading global automotive supplier that designs, engineers and manufactures innovative climate, electronic, interior and lighting products for vehicle manufacturers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 27 countries and employs approximately 26,000 people. Learn more at www.visteon.com.

About Varroc

Varroc Group, based in Aurangabad, India, supplies components for two-, three- and four-wheel passenger and commercial vehicles, offering full capabilities in design, development and manufacturing. The company’s capabilities include polymer, electrical and electronics, and metallic products. Varroc has approximately 5,000 employees at 20 manufacturing plants in India, five in Europe and one in Southeast Asia. For more information, go to www.varrocgroup.com.

Contact:

Media:

North America:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Asia Pacific:

Annouk Ruffo Leduc

+86-21-6192 9824

aruffole@visteon.com

Investors:

Chuck Mazur

734-710-5800

investor@visteon.com